Exhibit 10.24

Execution Version

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of February 3, 2020, is made by and between BRIDGER AVIATION SERVICES, LLC, a Delaware limited liability company (“Borrower”), and ROCKY MOUNTAIN BANK, its successors and assigns (“Lender”).

RECITALS:

Borrower and Lender acknowledge the following:

A. Borrower has, pursuant to each of the Aircraft Purchase Agreements (hereinafter defined), purchased four (4) pre-owned KODIAK Aircraft (collectively, the “Aircraft”), more specifically described on Exhibit A attached hereto.

B. Lender has agreed to loan, and Borrower has agreed to borrow, funds that will be used to refinance a portion of the purchase price paid for each of the Aircraft, (i) in a principal amount not to exceed the dollar amount per Aircraft identified on Exhibit A (each, an “Applicable Aircraft Loan Amount”) and (ii) in an aggregate principal amount not to exceed $5,580,000 (the “Aggregate Aircraft Loan Commitment Amount”) for all four (4) Aircraft, in each case, in accordance with Lender’s Commitment Letter – Quest Kodiak Purchase Financing at RMB dated December 13, 2019 and accepted and agreed by Borrower (the “Terms Commitment”).

C. Such loan shall be evidenced by a Promissory Note in the aggregate amount of up to $5,580,000.

D. Borrower shall use the funds to pay a portion of the purchase price for each of the Aircraft.

A G R E E M E N T S:

In consideration of the Recitals and the mutual agreements which follow, Borrower and Lender agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

“Aircraft” means individually and collectively, the Aircraft N199KQ, the Aircraft N200KQ, the Aircraft N203KQ and the Aircraft N220KQ, in each case, together with all avionics, all Parts (as defined in the respective Aircraft Mortgage) and any other spare parts, all Aircraft Documents (as defined in the respective Aircraft Mortgage), all other equipment and other personal property and all other Collateral, in each case as described in each respective Aircraft Mortgage.

“Aircraft Mortgage(s)” means individually and collectively, each Mortgage and Security Agreement executed by Borrower on or after the date hereof, granting Lender (a) a first lien mortgage on Borrower’s interest in each Aircraft, (b) a security interest in all personal property used in connection with each Aircraft acquired by Borrower and (c) a security interest in substantially all other personal property of the Borrower related to the ownership and use of the Aircraft, in each case, substantially in the form attached hereto as Exhibit B.

“Aircraft N199KQ” means a pre-owned KODIAK. 100 Aircraft with Serial Number 100-0199, with Registration Number N199KQ together with the Pratt & Whitney Canada Model PT6A-34 Engine with Engine Serial Number PCE-RB1008.

“Aircraft N200KQ” means a pre-owned KODIAK 100 Aircraft with Serial Number 100-0200, with Registration Number N200KQ together with the Pratt & Whitney Canada Model PT6A-34 Engine with Engine Serial Number PCE-RB1012.

“Aircraft N203KQ” means a pre-owned KODIAK 100 Aircraft with Serial Number 100-0203, with Registration Number N203KQ together with the Pratt & Whitney Canada Model PT6A-34 Engine with Engine Serial Number PCE-RB1012.

“Aircraft N220KQ” means a pre-owned KODIAK 100 Aircraft with Serial Number 100-0220, with Registration Number N220KQ together with the Pratt & Whitney Canada Model PT6A-34 Engine with Engine Serial Number PCE-RB1067.

“Aircraft Protocol” means the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, and all amendments, supplements, and revisions thereto (and from and after the effective date of the Cape Town Treaty in the relevant country, means when referring to the Aircraft Protocol with respect to that country, the Aircraft Protocol as in effect in such country, unless otherwise indicated).

“Aircraft Purchase Agreement(s)” means individually and collectively, (i) that certain KODIAK Pre-Owned Aircraft Sales Agreement dated November 26, 2019, by and between Kodiak and Borrower with respect to the sale of Aircraft N199KQ; (ii) that certain KODIAK Pre-Owned Aircraft Sales Agreement dated November 26, 2019, by and between Kodiak and Borrower with respect to the sale of Aircraft N200KQ; (iii) that certain KODIAK Pre-Owned Aircraft Sales Agreement dated November 26, 2019, by and between Kodiak and Borrower with respect to the sale of Aircraft N203KQ; and (iv) that certain KODIAK Pre-Owned Aircraft Sales Agreement dated November 26, 2019, by and between Kodiak and Borrower with respect to the sale of Aircraft N203KQ.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in Bozeman, Montana for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market.

“Cape Town Convention” means the official English language text of the Convention on International Interests in Mobile Equipment adopted on November 16, 2001, at a diplomatic conference in Cape Town, South Africa, and all amendments, supplements and revisions thereto (and from and after the effective date of the Cape Town Treaty in the relevant country, means when referring to the Cape Town Convention with respect to that country, the Cape Town Convention as in effect in such country, unless otherwise indicated).

“Cape Town Treaty” means, collectively, (i) the Cape Town Convention, (ii) the Aircraft Protocol, and from and after the effective date of the Cape Town Treaty in the relevant country, means when referring to the Cape Town Treaty with respect to that country, the Cape Town Treaty as in effect in such country, unless otherwise indicated, and (iii) all rules and regulations adopted pursuant thereto and all amendments, supplements, and revisions thereto.

“Closing Date” means February 3, 2020.

“Collateral” means the property of the Borrower described in and subject to the mortgage, lien or security interest granted to the Lender pursuant to the terms of each of the Collateral Documents.

“Collateral Documents” means the Security Agreement, each Aircraft Mortgage, and all other agreements, documents, and instruments delivered in connection therewith creating, perfecting, or otherwise providing for any Lien to secure, or otherwise guarantying the obligations of the Borrower and the Guarantors under this Agreement and the other Loan Documents, in each case as amended, supplemented, restated, or otherwise modified and in effect from time to time.

“Default” means any act, event, condition or omission which, with the giving of notice or lapse of time or both, would constitute an Event of Default if uncured or unremedied.

“Event of Default” means the occurrence of any Event of Default as defined in Section 7.1 below.

“Federal Aviation Administration” and “FAA” mean the United States Federal Aviation Administration and any agency or instrumentality of the United States government succeeding to their functions.

“Guarantor” means each of Bridger Aerospace Group, LLC, Bridger Aerospace Group Holdings, LLC, Element Company, LLC, Element Company, Inc., together with their respective successors and assigns.

“Guaranty” or “Guaranties” means, collectively or individually, those guaranties of the Loan made by the Guarantors, in each case, as amended, supplemented, restated, or otherwise modified and in effect from time to time.

“International Registry” means the international registry established pursuant to the Cape Town Treaty.

“Kodiak” means Kodiak Aircraft Company, Inc. (f/k/a Quest Aircraft Company, Inc.).

“Lien” means, with respect to any person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement, or analogous instrument or device (including the interest of each lessor under any capitalized lease) in, of, or on any assets or properties of a person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loan” means the loan described in Section 2 of this Agreement.

“ Loan Documents” means this Agreement, the Note, the Collateral Documents, the Guaranties, and any other documents and instruments to be executed and delivered by Borrower or a Guarantor to Lender in connection with the Loan, all as amended, modified and supplemented from time to time.

“Loan Party” means, individually and collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means a material adverse effect on (i) the business, property, financial condition or results of operations of the Borrower or the Guarantors, (ii) the ability of any of the Borrower or any Guarantor to perform its respective obligations under the Loan Documents to which it is a party, or (iii) any substantial portion of the collateral under the Collateral Documents or on the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender thereunder.

“Note” means a Promissory Note in the principal amount of up to $5,580,000, executed by Borrower and payable to the order of Lender.

“Sanctions” means sanctions administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof from the Borrower to the Lender, granting the lender a first priority lien and security interest in substantially all of the Borrower’s personal property, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Transaction Documents” means the Loan Documents, the Aircraft Purchase Agreements and any other certificates, documents and instruments to be executed in connection therewith, all as amended, modified and supplemented from time to time.

2. Amount and Terms of Loan.

2.1 Loan Amount. Subject to the terms and conditions set forth in Sections 4 and 5 below, and subject to the terms and conditions set forth in the Note, including without limitation required payments with respect to the Loan, the Borrower agrees to borrow from Lender and Lender agrees to advance a term loan (the “Loan”) to Borrower on the Closing Date as requested by Borrower solely for reimbursement of a portion of the purchase price paid by the Borrower to consummate the acquisition of the Aircraft, and the Loan shall be made in an amount (i) not to exceed the Applicable Aircraft Loan Amount for each Aircraft and (i) not to exceed the Aggregate Aircraft Loan Commitment Amount, upon the terms and conditions hereof. Borrower hereby agrees that the Loan hereunder shall be a term loan and any and proceeds of the Loan which are repaid to Lender may not be reborrowed.

2.2 Maturity Date. In addition to all required payments under the Note, the Note shall mature on February 3, 2027 (the “Maturity Date”) and all unpaid principal and interest on the Loan shall be repaid in full on the Maturity Date.

3. Representations and Warranties of Borrower. In order to induce Lender to make the Loan, Borrower represents and warrants to Lender that:

3.1 Borrower is a limited liability company organized in and in good standing under the laws of the State of Delaware. The limited liability company membership interests in Borrower are currently owned as follows:

Member Name	Percentage Membership Interest
Bridger Aerospace Group, LLC (Del.)	100%

3.2 Borrower has the power and authority as a limited liability company and is duly authorized to execute and deliver this Agreement to Lender and is and will continue to have the power and authority and be duly authorized to borrow and repay monies hereunder and to execute and deliver to Lender the Note, the other Loan Documents and the other Transaction Documents and to perform its respective obligations thereunder.

3.3 The execution and delivery to Lender of this Agreement, the other Loan Documents, and the other Transaction Documents and the performance by Borrower of its obligations hereunder and thereunder, are within its power as a limited liability company, have been duly authorized by proper organizational action on the part of Borrower, are not in violation of and will not create a conflict or breach of any existing law, rule or regulation of any governmental agency or authority, any order or decision of any court, the organizational documents of Borrower, or the terms of any agreement, restriction or undertaking to which Borrower is a party or by which it is bound, and other than the registration of the Aircraft Mortgages, do not require the approval or consent of any governmental body, agency or authority or any other person or entity. The Transaction Documents to which it is a party, when executed and delivered by the Borrower, will constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or similar laws of general application affecting the enforcement of creditor’s rights.

3.4 There is no legal or regulatory proceeding or investigation pending or, to the knowledge of Borrower, threatened (or any basis therefor) against Borrower or any of the Aircraft, which, when and however decided, could reasonably be expected to have a Material Adverse Effect. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Borrower is currently in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities, including the FAA, in respect of the conduct of its business and ownership of its property.

3.5 Borrower is not a party to or bound by any agreement, instrument or undertaking, or subject to any other restriction (a) which materially and adversely affects the property (including each Aircraft), financial condition or business operations of Borrower, or (b) under or pursuant to which Borrower is or will be required to place (or under which any other person may place) a lien upon any of its properties securing indebtedness either upon demand or upon the happening of a condition, with or without such demand.

3.6 On and after the Closing Date, the Borrower is and will continue to be the owner of each of the Aircraft, and said ownership is not and will not be subject to any mortgage, charge, encumbrance, lien or claim for lien of any kind or nature whatsoever except for the Aircraft Mortgage to Lender and Permitted Liens (as defined in the respective Aircraft Mortgage). The Borrower and the Guarantors have good title to each of the properties and assets reflected on the financial statements delivered under this Agreement from time to time, including, without limitation, the Collateral. The obligations of the Borrower hereunder are secured by valid, perfected, first-priority Liens (subject to Permitted Liens) in favor of the Lender, covering and encumbering all “Collateral” granted or purported to be granted by each of the Collateral Documents, in each case, to the extent perfection has occurred by the recording of the applicable Aircraft Mortgages with the FAA, the filing of a UCC financing statement or by continued possession or control.

3.7 The Borrower possesses all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which are necessary for the operation of the Aircraft owned by it and the conduct of its business and operations. The Borrower and the Guarantors have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective property, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

3.8 The Borrower maintains with financially sound and reputable insurance companies insurance on all of its property in such amounts, subject to such deductibles and covering such properties and risks as is required under the Aircraft Mortgages with respect to the Aircraft and other Collateral thereunder.

3.9 The audited and unaudited financial statements furnished to Lender in accordance with Sections 6.4, 6.5 and 6.6, (a) have been prepared in accordance with GAAP on a consistent basis (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements) and (b) fairly present in all material respects the financial condition of the Borrower and the Guarantors as at such dates and the results of its operations and changes in financial position for the respective periods then ended.

3.10 [Reserved].

3.11 Neither the Borrower nor any Guarantor is, or after the making of the Loan will be, registered or required to be registered as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither the making of any Loan, nor the application of the proceeds or payment of the obligations in respect thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities & Exchange Commission thereunder.

3.12 Each of the Borrower and the Guarantor, has filed all United States federal income tax returns and all other material tax returns that are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any Guarantor, except such taxes, if any, as are being contested in good faith, as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No tax Liens have been filed and no material claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and the Guarantors in respect of any taxes or other governmental charges are adequate in accordance with GAAP. Neither the Borrower nor any Guarantor has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

3.13 The Borrower has no subsidiaries.

3.14 (a) No information, exhibit or report furnished by the Borrower or any Guarantor to Lender in connection with the negotiation of, or compliance with, the Transaction Documents, including without limitation the financial statements delivered pursuant to Sections 6.4, 6.5 or 6.6, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements therein not misleading in light of the circumstances when made. Each Aircraft Purchase Agreement delivered pursuant to Section 5 embodies, in all material respects, the entire agreement and understanding between the parties thereto with respect to the matters therein and (b) as of the Closing Date, the information included in any Beneficial Ownership Certification is true and correct in all respects.

3.15 No Event of Default exists or would result from the incurrence by the Borrower of any indebtedness hereunder or under any other Loan Document.

3.16 The Borrower and each Guarantor are in compliance, in all material respects, with the U.S.A. Patriot Act. No part of the proceeds of the advances of the Loan will be used by Borrower for any purpose other than related to the reimbursement of a portion of the purchase price paid by the Borrower to consummate the acquisition of each of the Aircraft.

3.17 Neither the Borrower nor any Guarantor (a) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) to the knowledge of any officer engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise, to the knowledge of any officer, associated with any such person in any manner violating Section 2, or (c) is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

3.18 The Borrower, each Guarantor and their respective officers and employees and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Neither the Borrower nor any Guarantor nor any director, officer, employee, agent, or affiliate is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea and Syria) (each, a “Sanctioned Person”).

3.19 The foregoing representations and warranties, as well as the facts contained in the Recitals, shall be continuing in nature and shall be true and correct as of the date made, at the date of the initial advance and at the dates of all subsequent advances of the proceeds of the Loan.

4. Conditions Precedent to Initial Advance. The effectiveness of this Agreement and Lender’s commitment to advance any of the proceeds of the Loan on the Closing Date shall be subject to the prior fulfillment by Borrower of the following conditions, each in a form acceptable to Lender:

4.1 Documents. The Lender shall have received the following, each duly executed by the Borrower or the Guarantors, as applicable:

(i) This Agreement.

(ii) The Note.

(iii) The Guaranties.

(iv) The Security Agreement and, if applicable, a confirmatory grant of security interest in any federally registered intellectual property of the Borrower identified in the Security Agreement, together with:

(A) completed UCC, bankruptcy, tax lien, and judgment searches for the Borrower satisfactory to the Lender reflecting the absence of Liens on the collateral other than the Liens permitted hereunder or under the Security Agreement; and

(B) the UCC financing statements with respect to the Collateral in form for filing or recordation in the proper jurisdictions to establish the priority and perfection of the Liens created by the Collateral Documents, in each case in form and substance satisfactory to the Lender and its counsel.

(v) A certificate of the secretary (or other appropriate officer) of the Borrower and each Guarantor dated as of the Closing Date and certifying as to the following:

(A) A true and accurate copy of the resolutions or unanimous written consent of such person authorizing the execution, delivery, and performance of the Transaction Documents to which it is a party;

(B) The incumbency, names, titles, and signatures of the officers of such person authorized to execute the Transaction Documents to which it is a party and, as to the Borrower, to request Loan;

(C) A true and accurate copy of the articles of incorporation, certificate of formation, certificate of partnership or other equivalent documents of such person with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its organization as of a recent date; and

(D) A true and accurate copy of the bylaws, operating agreement, limited liability company agreement or partnership agreement of such person.

(vi) Certificates of current status or good standing for each of the Borrower and the Guarantors in its jurisdiction of organization.

(vii) Acord Insurance certificates, as applicable, and declaration pages, each in form and substance acceptable to the Lender listing Lender as lender loss payee thereon with respect to hazard insurance and property insurance and as an additional insured with respect to liability insurance, indicating that the Borrower has obtained insurance of the types set forth in Section 6.3(b), and reasonably satisfactory evidence that the Lender has been added to such insurance policies as a lender loss payee and an additional insured via policy endorsement.

4.2 Opinions. The Borrower shall have delivered a legal opinion from Brownstein, Hyatt, Farber & Schreck, its counsel, or such other local counsel as reasonably required by Lender, addressed to the Lender and dated the Closing Date, and such opinion shall cover such opinions and shall be in form and substance reasonably acceptable to Lender.

4.3 Compliance. The Borrower shall have performed and complied with all agreements, terms, and conditions in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.

4.4 Other Matters. All corporate and legal proceedings relating to the Borrower and each Guarantor and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in scope, form, and substance to Lender, and Lender shall have received all information and copies of all documents, including records of corporate proceedings, as Lender may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

4.5 Fees and Expenses. The Lender shall have received (i) an origination fee in the amount of $19,530, (ii) reasonable fees and other amounts due and payable by the Borrower on or prior to the date hereof, including the reasonable fees and expenses of counsel to Lender and (iii) reimbursement of the Aircraft appraisal fee equal to $4,000.

5. Conditions Precedent to the Loan. Lender’s obligation to make any advance with respect to the Loan for the reimbursement of a portion of the purchase price paid by the Borrower to consummate the acquisition of each of the Aircraft shall be subject to the prior fulfillment by Borrower of the following conditions:

5.1 No Event of Default shall have occurred prior to the date of each such advance and, if requested by Lender, Lender shall have received a certificate to that effect dated the date of each such advance and signed by Borrower.

5.2 Each representation and warranty in Section 3 hereof and under each Guaranty and each Collateral Document is true and correct in all material respects, without duplication as to any materiality modifiers, qualifications, or limitations set forth in Section 3 or in such Guaranty or Collateral Document, as of the date of such advance, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

5.3 Borrower shall have delivered a written request to Lender at least three (3) Business Days in advance of the proposed date for the funding of the Loan identifying the amount requested to be Borrowed and providing written instructions with regard to the payment instructions for such funds.

5.4 Borrower shall have delivered an Aircraft Mortgage with respect to such Aircraft in form an substance satisfactory to the Lender and in form appropriate for registration with the FAA and the International Registry.

5.5 Borrower shall have delivered completed Lien searches conducted in the recording office of the FAA with the International Registry and “priority search certificates” (as defined in the Regulations and Procedures for the International Registry), for the applicable Aircraft satisfactory to the Lender (dated as of a date reasonably satisfactory to the Lender), in each case, reflecting the absence of Liens on the Aircraft and related Collateral other than Permitted Liens, and the absence of registrations on the International Registry with respect to the Aircraft and related Collateral other than the registrations contemplated herein, and (in the case of the searches conducted at the recording office of the FAA and the International Registry) indicating that the Borrower is the registered owner of such Aircraft and related Collateral intended to be covered by the applicable Aircraft Mortgage; and

5.6 Lender shall have received satisfactory evidence of the filing for recordation with the FAA of the Aircraft Mortgage and registration with the International Registry of the interests intended to be created thereby (together with any other necessary documents, instruments, affidavits or certificates) as the Lender may deem necessary to perfect and protect the Liens created thereby.

5.7 Borrower shall have delivered reasonably satisfactory evidence to Lender that Borrower has obtained all insurance required under Section 3.5 of the applicable Aircraft Mortgage and evidence that Lender has been named as lender loss payee and additional insured in accordance with the terms of such Aircraft Mortgage and this Agreement.

5.8 Borrower shall have delivered a certificate dated the Closing Date from an officer of the Borrower certifying that:

(i) attached is a copy of each Aircraft Purchase Agreement and any certificates of acceptance, bills of sale and other similar documents, and each remains in full force and effect, and has not been supplemented, modified or amended;

(ii) the purchase price required to be paid under each Acquisition Purchase Agreement has been paid in full and all conditions to the closing of the acquisition of each Aircraft have been satisfied;

(iii) Borrower and Kodiak have delivered all required certificates and approvals for the transfer of title and ownership in the Aircraft and that payment of the purchase price under the applicable Aircraft Purchase Agreement and title in the Aircraft has transferred from Kodiak to the Borrower;

(iv) since December 31, 2019, there has been no Material Adverse Effect; and

(v) certifying as to the matters set forth in Section 5.1 and 5.2.

5.9 Opinions. Borrower shall have delivered a legal opinion from MacAfee & Taft, LLP, its special FAA counsel, addressed to the Lender and dated the Closing Date, and such opinion shall cover such opinions and shall be in form and substance reasonably acceptable to Lender.

5.10 Compliance. Borrower shall have performed and complied with all agreements, terms, and conditions in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the making of the Loan.

5.11 Fees and Expenses. Lender shall have received accrued and unpaid fees and other amounts due and payable by the Borrower on or prior to the date of the Loan, including the reasonable fees and expenses of counsel to Lender and fees related to the registration of the Aircraft in the name of the Borrower and the registration of each applicable Aircraft Mortgage.

6. Additional Covenants of Borrower. So long as any obligation under this Agreement or any of the other Loan Documents remain, Borrower covenants and agrees as set forth below.

6.1 Borrower will use the proceeds of the Loan to reimburse itself for a portion of the purchase price paid by the Borrower to consummate the acquisition of the respective Aircraft and pay related transaction fees and expenses on the Closing Date. The Borrower agrees that it will not use any of the proceeds of the advances of the Loan to purchase or carry any “margin stock” (as defined in Regulation U).

6.2 Borrower will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as such business is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a limited liability company in its jurisdiction of organization, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The Borrower will and each Guarantor will (a) comply in all material respects with all laws and (b) perform in all material respects its respective obligations under material agreements to which it is a party.

6.3 Borrower will (a) take all actions necessary so that (i) the Aircraft are registered in the name of the Borrower with the FAA and the International Registry and obtain and maintain all necessary certificates, franchises, licenses, permits, rights, designations, authorizations, exemptions, concessions, frequencies and consents which are necessary for the operation of the Aircraft owned by it and the conduct of its business and operations and (ii) the Borrower is in compliance with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses and the ownership of its property, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies insurance on all of its property, liability insurance and aircraft insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as is required under the Aircraft Mortgages with respect to the Aircraft, and Lender shall be named as lender loss payee and additional insured with respect to any such insurance, and each provider of any such insurance must agree to give Lender 30 days’ prior written notice before such policy is cancelled, (c) promptly notify Lender of any material loss or damage to the Collateral and hereby agrees that Lender may make proof of loss if Borrower fails to do so within fifteen (15) days of the casualty event, and (d) do all things necessary to maintain, preserve, protect and keep its property in good repair, working order and condition, ordinary wear and tear excepted, and make all repairs, renewals and replacements reasonably necessary to properly conduct its business at all times.

6.4 Within ninety (90) days following the end of each calendar year, beginning with the calendar year ending December 31, 2019, deliver to Lender updated and company prepared statements of financial condition and earnings of the Borrower and each Guarantor (including the consolidated financials of Bridger Aerospace Group, LLC) in the form and detail reasonably acceptable to Lender.

6.5 Within 120 days following the end of each calendar year, beginning with the calendar year ending December 31, 2019, deliver to Lender updated and audited financial condition and earnings of the Borrower and each Guarantor (including the consolidated financials of Bridger Aerospace Group, LLC and its subsidiaries) in the form and detail reasonably acceptable to Lender.

6.6 Within forty-five (45) days following the end of each calendar quarter, beginning with the calendar quarter ending December 31, 2019, deliver to Lender updated statements of financial condition and earnings of the Borrower and each Guarantor (including the consolidated financials of Bridger Aerospace Group, LLC and its subsidiaries) in the form and detail reasonably acceptable to Lender.

6.7 Borrower shall cause the guarantor, Bridger Aerospace Group Holdings, LLC, consolidated with all of its subsidiaries (which includes Borrower), to collectively maintain a minimum tangible net worth, as determined by Lender and measured annually beginning with the calendar year ending December 31, 2019 and for each calendar year thereafter ending on December 31 pursuant to the audited financial statements delivered pursuant to Section 6.5 of at least $50,000,000. Lender agrees that the preferred equity investment by Blackstone Tactical Opportunities Fund (“Blackstone”) in Bridger Aerospace Group Holdings, LLC will be treated as Borrower’s equity for purposes of calculating Borrower’s tangible net worth.

6.8 Borrower shall cause the guarantor, Bridger Aerospace Group Holdings, LLC, consolidated with all of its subsidiaries (which includes Borrower), to collectively maintain a minimum ratio of current assets divided by current liabilities of no less than 2.00 to 1.00, measured annually beginning with the calendar year ending December 31, 2020 and for each calendar year thereafter ending on December 31 pursuant to the audited financial statements delivered pursuant to Section 6.5.

6.9 Borrower shall cause the guarantor, Bridger Aerospace Group Holdings, LLC, consolidated with all of its subsidiaries (which includes Borrower), to collectively maintain a maximum ratio of debt to tangible net worth of 1.25 to 1.00, measured annually beginning with the calendar year ending December 31, 2020 and for each calendar year thereafter ending on December 31 pursuant to the audited financial statements delivered pursuant to Section 6.5.

6.10 Borrower and each Guarantor will timely file complete and correct federal and applicable foreign, state and local tax returns required by law. The Borrower and each Guarantor will pay when due all its obligations, including without limitation taxes upon it or its income, profits or property, except those being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP. As soon as available but in no event later than thirty (30) days following filing with the Internal Revenue Service, the Borrower will deliver to Lender the income tax return filed for Borrower and for each Guarantor, with the Internal Revenue Service.

6.11 Deliver to Lender such financial statements and other information concerning the Aircraft and the condition and business operations of Borrower and each Guarantor as Lender may from time to time reasonably request (including quarterly statements and other reports identified in the Terms Commitment); provided that Lender agrees that Borrower shall not be required to deliver any such financial statements, income tax returns or other information for Blackstone or any affiliate thereof (other than a Guarantor).

6.12 Reimburse Lender within fifteen (15) days after a request from Lender for costs and expenses incidental to the making, administration and, during the continuation of an Event of Default, enforcement of the Loan, whether or not the Loan is funded, including reasonable fees and expenses of the Lender’s counsel, appraisal fees, credit reports, overnight mail charges, long-distance telephone calls, engineering reports, environmental reports and audits, title insurance premiums and charges, recording fees, escrow fees and Closing charges, together with interest on any amount not paid within fifteen (15) days of Lender’s request accompanied by reasonable supporting documentation, at the Default Rate (as defined in the Note). Lender’s out-of-pocket expenses, including reasonable attorney’s fees, for closing costs and fees and preparation of the Loan Documents will be reimbursed to the Lender by Borrower at the closing of this Agreement.

6.13 Borrower shall cause the guarantor, Bridger Aerospace Group Holdings, LLC, consolidated with all of its subsidiaries (which includes Borrower) (“Bridger Aerospace Holdings Consolidated”), to maintain a minimum Debt Service Coverage Ratio of 1.25 to 1.00 (the “DSC Ratio”), measured annually beginning with the calendar year ending December 31, 2020 and for each calendar year thereafter ending on December 31 (each such measurement date is a “Determination Date”), in each case pursuant to the audited financial statements delivered pursuant to Section 6.5.

“Debt Service Coverage Ratio” means, as of the date such Determination Date, the ratio as determined by Lender, of Net Operating Income of Bridger Aerospace Holdings Consolidated for the twelve (12) calendar month period ending on the applicable Determination Date divided by the sum of the actual twelve (12) months of debt service payments made on the Loan. “Net Operating Income” means an amount equal to the net income of Bridger Aerospace Holdings Consolidated, as calculated before deductions for (i) interest expense and income taxes, (ii) depreciation and amortization of all real and personal property, (iii) amortization of intangible assets, (iv) other non-cash expenses, (v) replacement reserves, and (vi) property management fees; and (vii) non-recurring one-time charges; in each case, earned, paid, or incurred for the twelve (12) calendar months period ending on the applicable Determination Date. Borrower shall provide Lender with Borrower’s own proposed calculation of Net Operating Income, certified by the manager of the Borrower, together with all relevant supporting detail required to determine the same. Lender may then perform Lender’s own independent calculation of Net Operating Income.

6.14 Borrower shall provide notice to Lender, promptly and in any event within five (5) days after an officer of the Borrower obtains knowledge thereof, of: (a) any Default or Event of Default, (b) the commencement of any action or proceeding by or before any arbitrator or governmental authority affecting the Borrower or any Guarantor or affiliate thereof that seeks to prevent, enjoin, or delay the making of the Loan or is otherwise material, and (c) any other development, financial or otherwise, that would reasonably be expected to have a Material Adverse Effect. Each notice delivered under this Section 6.14 must be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.15 Borrower will not create, incur or suffer to exist any indebtedness, except: (a) indebtedness in favor of the Lender with respect to the obligations under this Agreement and the other Loan Documents, (b) intercompany indebtedness of the Borrower owed to Guarantor, so long as such indebtedness is subordinated to the obligations of the Borrower under this Agreement and the other Loan Documents, and (c) other indebtedness in an aggregate principal amount not to exceed the amount that would, at the time such indebtedness is incurred, cause the Borrower to be in violation of Sections 6.7, 6.8, 6.9 or 6.13, in each case, as determined on a pro forma basis after giving effect to the incurrence of such indebtedness.

6.16 Borrower will not lease, sell, transfer, or otherwise dispose of any portion of the Collateral to any other person, except for (a) sales of used, worn-out or surplus equipment, all in the ordinary course of business, (b) the sale of equipment (i) in exchange for credit against the purchase price of similar replacement equipment, or (ii) the proceeds of which are applied with reasonable promptness to the purchase price of similar replacement equipment, (c) and any disposition of property the fair market value of which, together with the fair market value of all other property disposed of pursuant to this Section 6.16 during the 12-month period ending with the month in which such disposition occurs, does not exceed an amount that would, at the time such property is sold, transferred or disposed of, cause the Borrower to be in violation of Sections 6.7, 6.8, 6.9 or 6.13, in each case, as determined on a pro forma basis after giving effect to the incurrence of such indebtedness.

6.17 Borrower will not make or suffer to exist any investments, or commitments therefor, or create or invest in any subsidiary or become or remain a partner in any partnership or joint venture, except for (a) investments in cash and cash equivalents, and (b) other investments (other than the creation of a subsidiary) in an aggregate amount not to exceed the amount that would, at the time any such investment is made, cause the Borrower to be in violation of Sections 6.7, 6.8, 6.9 or 6.13, in each case, as determined on a pro forma basis after giving effect to the making of such investment. Borrower agrees that it will not acquire or create any subsidiary without the prior written consent of the Lender and subject to delivery of such guaranties, security agreements and other applicable joinders and closing documents as shall be reasonably required by the Lender.

6.18 Borrower will not make any dividend, distribution, return on equity or prepayment on indebtedness during the continuation of any Event of Default, and otherwise only in an amount not to exceed the maximum amount that the Borrower could pay such that the Borrower is able demonstrate compliance with each of the covenants set forth in Sections 6.7, 6.8, 6.9 and 6.13, in each case as determined on a pro forma basis after giving effect to the making of such dividend, distribution or other payment.

6.19 Borrower will not enter into any transaction with, or make any payment or transfer to, any affiliate except in the ordinary course of business upon fair and reasonable terms no less favorable to the Borrower than the Borrower would obtain in a comparable arms-length transaction.

6.20 Borrower will not, and no Guarantor will be permitted, merge or consolidate with or into any other person, divide, or liquidate or dissolve; provided that notwithstanding anything in this Agreement or in any other Loan Document to the contrary, at any time that ElementCompany, Inc., a Delaware corporation (“INC”) dissolves or otherwise ceases to exist, INC shall be released from all obligations under its Guaranty, and any requirement for INC to be a guarantor of Borrower’s obligations under the Loan shall thereafter be deemed waived.

7. Defaults and Remedies.

7.1 Events of Default. Each of the following events is an “Event of Default”:

7.1.1 any representation or warranty made or deemed made by or on behalf of any Loan Party in connection with any Loan Document is materially false on the date made;

7.1.2 nonpayment of principal or interest under this Agreement or the Note within five (5) Business Days after the date such payment is due, or fails to make any other payment of any other obligation under any Loan Document within ten (10) business days after written notice from Lender that such payment was not timely paid;

7.1.3 the breach of any of Sections 6.7, 6.8, 6.9 or 6.13;

7.1.4 the breach of (a) Sections 6.4, 6.5, 6.6, or 6.12, to the extent that such breach is not remedied within ten (10) Business Days after the earlier of (i) the Borrower becoming aware of such breach and (ii) the Lender notifying the Borrower of such breach; or (b) any of the other terms of this Agreement or any other Loan Document that is not remedied within 30 days after the earlier of (i) the Borrower becoming aware of such breach and (ii) the Lender notifying the Borrower of such breach;

7.1.5 except as otherwise permitted pursuant to Section 6.20, the dissolution of Borrower or any other Loan Party (regardless of whether election to continue is made) or any other termination of the Borrower’s or such Loan Party’s existence as a going business, the insolvency of Borrower or any other Loan Party, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Borrower or any other Loan Party; provided, however that any involuntary insolvency or bankruptcy proceeding will not be an Event of Default unless such proceeding is not dismissed within one hundred eighty (180) days of commencement thereof;

7.1.6 any Governmental Authority condemns, seizes or otherwise appropriates, or takes custody or control of any Aircraft or, all or any material portion of the Collateral, and does not return the Aircraft into Borrower’s exclusive custody and control within two (2) business days;

7.1.7 a final judgment is entered against Borrower which, together with all unsatisfied final judgments entered against Borrower, exceeds the sum of $100,000, and such judgment shall remain unsatisfied or unstayed for a period of 60 days after the entry thereof;

7.1.8 (i) the acquisition by any person, or two or more persons acting in concert, other than Blackstone, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the outstanding voting equity interests of the Borrower or a Guarantor on a fully diluted basis or (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by persons who were neither (A) nominated by the board of directors of the Borrower nor (B) appointed or approved by directors so nominated; or

7.1.9 Other than with respect to INC as permitted under Section 6.20, (i) any Loan Document fails to remain in full force or effect or any action is taken by or on behalf of Borrower to discontinue or to assert the invalidity or unenforceability of any Loan Document, (ii) any Guarantor repudiates or purports to revoke the Guaranty, or denies that it has any further liability under the Guaranty, or (iii) any Collateral Document fails to create a valid and perfected first-priority security interest in any Collateral as a result of any act or omission of Borrower, except as permitted by the Loan Documents, or fails to remain in full force and effect, or any action is taken by or on behalf of Borrower to discontinue or to assert the invalidity or unenforceability of any Collateral Document.

7.2 Acceleration; Remedies. If any Event of Default described in Section 7.1.6 or 7.1.7 occurs, the indebtedness and other obligations under this Agreement, the Note and the other Loan Documents shall immediately become due and payable without any action by Lender. If any other Event of Default occurs, the Lender may declare all indebtedness and all other obligations under this Agreement, the Note and the other Loan Documents to be due and payable, or both, whereupon such indebtedness and other obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby waives. Upon the occurrence and during the continuation of any Event of Default, Lender may exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law. The Lender may apply any amounts it receives on account of the Borrower’s obligations under this Agreement and the other Loan Documents in its sole discretion.

7.3 Insurance Losses. If an Event of Default has occurred and is continuing, Lender may, at Lender’s election, receive and retain the proceeds of any insurance and apply the proceeds to the reduction of the indebtedness and other obligation under this Agreement and the other Loan Documents, payment of any lien affecting the Collateral, or the restoration and repair of such Collateral. If Lender elects to apply the proceeds to restoration and repair, Borrower shall repair or replace the damaged or destroyed Collateral substantially to their condition immediately prior to such loss or damage, to the extent reasonably practicable. Lender shall, upon satisfactory proof of such expenditure, pay or reimburse Borrower from the proceeds for the reasonable cost of repair or restoration so long as no Event of Default is continuing. Any proceeds which have not been requested by the Borrower within 360 days after their receipt and which Lender has not committed to the repair or restoration of the Collateral shall be used first to pay any amount owing to Lender under this Agreement, the Note and the other Loan Documents, then to pay accrued and unpaid interest thereon, and the remainder, if any, shall be applied to the principal balance of all such obligations. If Lender holds any proceeds after payment in full of the obligations under this Agreement, the Note and the other Loan Documents, such proceeds shall be paid to the Borrower as Borrower’s interests may appear.

7.4 Preservation of Rights. No delay or omission of Lender to exercise any right under the Loan Documents will impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any extension of credit notwithstanding an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such extension of credit shall not constitute a waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right. All remedies in the Loan Documents or under applicable law afforded are cumulative and available to Lender until (a) all indebtedness and other obligations under this Agreement, the Note and the other Loan Documents have been irrevocably paid and performed in full.

8. Miscellaneous.

8.1 No more than one (1) total disbursements of the Loan shall be made and Lender shall not be required to fund any amounts after the Closing Date. Lender shall be entitled to inspect the Aircraft and related title and ownership records prior to any disbursement of the Loan and shall not be required to make a disbursement if such inspection or investigation discloses conditions which, in Lender’s sole judgment, impairs Lender’s collateral, until such conditions are corrected to the satisfaction of Lender.

8.2 The relationship of the parties under the Loan Documents is that of lender and borrower and no joint venture, partnership or relationship of any other kind is intended, or is to be construed, to have been created.

8.3 Borrower agrees that Lender may, at its option, sell to another financial institution or institutions interests in the Loan (including this Agreement, the Note, the Aircraft Mortgages and the other Loan Documents) and, in connection with each such sale and thereafter, disclose to a prospective purchaser of each such interest financial and other information concerning Borrower. Borrower further agrees that the Loan Documents are binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower may not assign its rights or obligations under the Loan Documents without the prior written consent of the Lender. This Agreement confers no right or benefit upon any person other than the parties to this Agreement and their permitted successors and assigns.

8.4 This Agreement shall be governed by and construed under the internal laws of the State of Montana.

8.5 The Loan Documents shall be interpreted and construed in accordance with and governed by the laws of the State of Montana, without regard to its law governing choice of law or conflict of law, except as otherwise provided. BORROWER AND LENDER EACH HEREBY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF MONTANA IN CONNECTION WITH ANY CONTROVERSY INVOLVING OR RELATED TO ANY OF THE LOAN DOCUMENTS, WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT, AND AGREE THAT ANY LITIGATION INITIATED BY IT OR ON ITS BEHALF AGAINST THE LENDER IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS SHALL BE VENUED IN EITHER OF THE DISTRICT COURT OF GALLATIN COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MONTANA. In the event of a dispute regarding this Agreement, the Loan Documents or any Guaranty or the enforcement thereof, the prevailing party may be awarded reasonable fees and court costs by any court of competent jurisdiction, to be paid by the non-prevailing party.

8.6 BORROWER ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED AND THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY A JURY MAY EXCEED THE TIME AND EXPENSE REQUIRED FOR TRIAL WITHOUT A JURY. BORROWER, AFTER CONSULTING (OR AFTER HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF BORROWER’S CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF LENDER AND BORROWER, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR OBLIGATIONS HEREUNDER. BORROWER HAS READ ALL OF THIS AGREEMENT AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT. BORROWER ALSO AGREES THAT COMPLIANCE BY LENDER WITH THE EXPRESS PROVISIONS OF THIS AGREEMENT SHALL CONSTITUTE GOOD FAITH AND SHALL BE CONSIDERED REASONABLE FOR ALL PURPOSES.

8.7 Borrower agrees to defend, indemnify and hold harmless Lender, its directors, officers, employees and agents from and against any and all loss, cost, expense or liability (including reasonable attorneys’ fees) incurred in connection with any and all claims or proceedings (whether brought by a private party or governmental agency) as a result of, or arising out of or relating to:

8.7.1 bodily injury, property damage, abatement or remediation, environmental damage or impairment or any other injury or damage resulting from or relating to any hazardous or toxic substance or contaminated material located on or migrating into, from or through property previously, now or hereafter owned or occupied by Borrower, which Lender may incur due to the making of the Loan, the exercise of any of its rights under this Agreement and the other Loan Documents, or otherwise;

8.7.2 any transaction financed or to be financed, in whole or in part, directly or indirectly, with the proceeds of any loan made by Lender to Borrower; or

8.7.3 the entering into and performance of this Agreement or any other document or instrument relating hereto by Lender.

This indemnity will survive foreclosure of any security interest or mortgage or conveyance in lieu of foreclosure and the repayment of the Note and the discharge and release of any Loan Documents.

8.8 Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein must be in writing and must be delivered by hand or overnight courier service, or mailed by certified or registered mail as follows: (a) if to the Borrower, at Bridger Aviation Services, LLC – 250 Fillmore Street; Suite 150, Denver, Colorado 80206, Attention: James Muchmore, email: james@bridgeraerospace.com; and (b) if to the Lender, at Rocky Mountain Bank – 2901 West Main Street, Bozeman, Montana 59715, Attention: Bob Gieseke, email: Bgieseke@rmbank.com. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, except that notices to the Lender under Section 2 shall not be effective until actually received. Notwithstanding the foregoing, the Lender or any Loan Party may, in its discretion, agree to accept electronic communications pursuant to procedures approved by it or as it otherwise determines. Email communications are deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), or if not sent during the normal business hours of the recipient, at the opening of business on the next business day for the recipient. Any party hereto may change its address or email address above by notice to the other party hereto as provided in this Section 8.8.

8.9 Notwithstanding any provision to the contrary herein, no amendment, modification, or waiver of any provision of any Loan Document or consent to any departure therefrom is effective unless in writing and signed by the Lender, and then such amendment, modification, waiver, or consent is effective only in the specific instance and for the purpose for which given.

8.10 Borrower hereby grants Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with Lender or any affiliate of Lender to secure the Borrower’s obligations hereunder and under the other Loan Documents. In addition to, and without limitation of, any rights of Lender under applicable law, if any Event of Default occurs, the Borrower authorizes Lender to offset and apply all such deposits and other amounts toward the payment of all such obligations, whether or not the obligations, or any part thereof, are then due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to Lender.

8.11 If any payment by or on behalf of Borrower or any Guarantor paid to Lender, or Lender’s exercise of its right of setoff, is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, the obligation originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

8.12 All covenants, agreements, representations and warranties made by the Borrower or any Guarantor in any Loan Document or pursuant thereto shall be considered to have been relied upon by Lender and shall survive the execution and delivery thereof and the funding of the Loan, regardless of any investigation made by or on behalf of Lender and notwithstanding that Lender may have had notice of any default at the time of the making of the Loan, and shall continue in full force and effect as long as any obligation of the Borrower or the Guarantors to Lender under the Loan Documents remains outstanding. Sections 6.12 and 8.7 shall survive and remain in full force and effect regardless of the making of the Loan, the payment of such obligations, or the termination of any Loan Document.

8.13 The Loan Documents embody the entire agreement and understanding between the Borrower and Lender and supersede all prior agreements and understandings between the Borrower and Lender relating to the subject matter thereof.

8.14 Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are severable. This Agreement may be executed in counterparts (and by different parties in different counterparts), each of which is an original, but all of which when taken together are a single contract. Delivery of an executed counterpart of a signature page of any Loan Document by electronic format (e.g., “pdf”) is effective as delivery of a manually executed counterpart. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any applicable state laws based on the Uniform Electronic Transactions Act (“UETA”). Lender may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the Loan Documents. Lender may store each such electronic image in its electronic form and then destroy the paper original as part of Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity, and enforceability as the paper original. The Lender is authorized, when appropriate, to convert any instrument into a “transferable record” under UETA, with the image of such instrument in the Lender’s possession constituting an “authoritative copy” under UETA.

[Signature Pages Follow]

LENDER:

ROCKY MOUNTAIN BANK

By:	/s/ Bob Gieseke
Name: Bob Gieseke
Its: Senior Vice President

[Signature Page to Loan Agreement]

BORROWER:

BRIDGER AVIATION SERVICES, LLC, a Delaware limited liability company

By:	/s/ Timothy Sheehy
Name: Timothy Sheehy
Its: Authorized Signatory

[Signature Page to Loan Agreement]

EXHIBIT A

AIRCRAFT

AIRCRAFT	LOAN AMOUNT
Aircraft N199KQ	$1,395,000.00
Aircraft N200KQ	$1,395,000.00
Aircraft N203KQ	$1,395,000.00
Aircraft N220KQ	$1,395,000.00

Total	$5,580,000

EXHIBIT B

FORM OF AIRCRAFT MORTGAGE

[Attached]

EXECUTION VERSION

MORTGAGE AND SECURITY AGREEMENT

dated February 3, 2020

between

BRIDGER AVIATION SERVICES, LLC

as Grantor

and

ROCKY MOUNTAIN BANK, as Lender and

Secured Party

i

MORTGAGE AND SECURITY AGREEMENT

This MORTGAGE AND SECURITY AGREEMENT, dated February 3, 2020 (this “Aircraft Mortgage”), is between BRIDGER AVIATION SERVICES, LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Grantor”), and ROCKY MOUNTAIN BANK as a lender (the “Lender”) party to the Loan Agreement defined below (the Lender together, with its successors in such capacity or any of its nominees, as secured party hereunder, the “Secured Party”).

WITNESSETH:

A. Grantor and the Lender are parties to a Loan Agreement, dated as of the date hereof (as amended, supplemented, or otherwise modified from time to time, the “Loan Agreement”), pursuant to which Lender agreed, among other things, to extend to the Grantor certain credit accommodations.

B. In connection with the Loan Agreement, Grantor has also delivered certain Loan Documents (as defined in the Loan Agreement) including that certain Security Agreement, dated as of the date hereof (as amended, supplemented, or otherwise modified from time to time, the “Security Agreement”);

NOW, THEREFORE, it is hereby covenanted and agreed by and between the parties hereto as follows:

SECTION 1. DEFINITIONS

Section 1.1 Certain Definitions. For all purposes of this Aircraft Mortgage, except as otherwise expressly provided or unless the context otherwise requires:

(a) capitalized terms used herein have the meanings set forth in Annex A hereto unless otherwise defined herein;

(b) the definitions stated herein and those stated in Annex A apply equally to both the singular and the plural forms of the terms defined;

(c) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Aircraft Mortgage as a whole and not to any particular Section or other subdivision;

(d) references herein to sections, appendices and exhibits pertain to sections, appendices and exhibits in or to this Aircraft Mortgage;

(e) references to any agreement shall be to such agreement, as amended, modified or supplemented; and

(f) references to any Person shall include such Person’s successors and assigns subject to any limitations provided for herein or in the other Operative Agreements.

SECTION 2. SECURITY

Section 2.1 Grant of Security. To secure the payment when due of the Secured Obligations and the performance and observance by the Grantor of all the agreements and covenants to be performed or observed by it contained in the Operative Agreements and in consideration of the premises and of the covenants contained herein and in the other Operative Agreements and of other good and valuable consideration given to the Grantor by the Secured Party, the receipt of which is hereby acknowledged, the Grantor does hereby grant, convey, transfer, mortgage, assign, pledge, and confirm unto the Secured Party and its permitted successors and assigns, a security interest in, and (in the case of the Airframe, the Engine and the Propeller) an International Interest in, all estate, right, title and interest of the Grantor in, to and under, all and singular, the following described properties, rights, interests and privileges whether now or hereafter acquired (hereinafter sometimes referred to as the “Collateral”):

(a) each of the airframes identified under the heading “Airframes” on Schedule 1 attached hereto bearing United States registration numbers, models and manufacturer’s serial numbers identified on Schedule 1 attached hereto, each of the engines (each such engine having 1750 or more pounds of thrust or 550 or more rated take off horsepower or the equivalent thereof), bearing, respectively, the manufacturer’s models and serial numbers identified under the heading “Engines” on Schedule 1 attached hereto and, each of the propellers (each such propeller being capable of absorbing seven hundred fifty (750) or more rated takeoff shaft horsepower), bearing, respectively, the manufacturer’s models and serial numbers identified under the heading “Propellers” on Schedule 1 attached hereto (each such airframe referred to herein as an “Airframe” and, each such engine and/or propeller, including any replacement engine and/or propeller owned by the Grantor and substituted therefor, as an “Engine and/or “Propeller”), whether or not any such original or replacement Engine and/or Propeller may from time to time be installed on an Airframe or may be installed on any other airframe or any other aircraft;

(b) all Parts, whether or not any Parts or components may from time to time be installed on the Airframes, the Engines or the Propellers or may be installed in any other airframe or any other aircraft;

(c) all logs, manuals and records (including maintenance, servicing, testing, modification and overhaul records) and other documents (including any logs, manuals, records and documents maintained in electronic form) relating to the Airframes, Engines, Propellers or Parts (collectively, “Aircraft Documents”);

(d) all rents, tolls, issues, profits, revenues and any other sums, income, proceeds or payments received or to be received as a result of, arising from, derived in connection with the sale, lease, hire, charter or other disposition of the Airframes, Engines or Propellers or any part thereof;

(e) all manufacturers’ warranties with respect to any Airframe, Engine, Propeller, or Parts;

(f) all other property that may, from time to time, hereafter in accordance with the provision of this Aircraft Mortgage, be expressly subjected to the Lien of this Aircraft Mortgage; and

(g) all proceeds of the foregoing;

2

provided, however, that notwithstanding any of the provisions of this Aircraft Mortgage to the contrary, so long as no Event of Default shall have occurred and be continuing, the Grantor shall have the right, to the exclusion of the Secured Party, to the quiet enjoyment of the Airframes, Engines and Propellers and the other Collateral and to possess and use the Airframes, Engines and Propellers and the other Collateral and all revenues, income and profits derived therefrom. The Secured Party agrees that it will not take any action in violation of such rights of the Grantor, including the right to quiet enjoyment, possession and use of the Airframes, Engines and Propellers.

It is expressly agreed that notwithstanding anything herein to the contrary, the Grantor shall remain liable under the Operative Agreements to perform all of its obligations thereunder, and, except to the extent expressly provided herein or in any other Operative Agreement, neither the Secured Party nor the Lender shall be required or obligated in any manner to perform or fulfil any obligations of the Grantor under or pursuant to any thereof, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim or take any action to collect or enforce the payment of any amount which may have been assigned to it or to which it may be entitled at any time or times.

The Grantor, subject to the proviso set forth below, does hereby irrevocably constitute and appoint the Secured Party the true and lawful attorney of the Grantor (which appointment is coupled with an interest) with full power (in the name of the Grantor or otherwise) to ask for, require, demand and receive any and all moneys and claims for moneys due and to become due under or arising out of all property (in each case including insurance and requisition proceeds) which now or hereafter constitutes part of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or to take any action or to institute any proceeding which the Secured Party may deem to be necessary or advisable in the premises; provided that the Secured Party shall not exercise any such rights except during the continuance of an Event of Default.

Section 2.2 Cape Town Convention. The Grantor hereby agrees that:

(a) each Airframe is an airframe (as defined in the Cape Town Convention) and, accordingly, an aircraft object (as defined in the Cape Town Convention) for purposes of the Cape Town Convention;

(b) each Engine is an aircraft engine (as defined in the Cape Town Convention) and, accordingly, an aircraft object for purposes of the Cape Town Convention;

(c) the Secured Party shall have all of the remedies of a creditor (as defined in the Cape Town Convention) referred to in the Cape Town Convention;

(d) the Grantor shall not execute or deliver any Irrevocable De-Registration and Export Request Authorization, as provided in the Cape Town Convention, with respect to the Collateral to any party; and

(e) the Grantor shall not consent to any third party’s registering an interest on the International Registry against the Collateral.

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SECTION 3. COVENANTS OF THE GRANTOR

Section 3.1 Liens. The Grantor will not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Collateral, title thereto or any interest therein except:

(a) the Lien of this Aircraft Mortgage and any other rights existing pursuant to the Operative Agreements;

(b) Liens for taxes of the Grantor either not yet due or being contested in good faith by appropriate proceedings, so long as such proceedings do not involve, any material risk of the sale, forfeiture or loss of any Airframe, Engine or Propeller or any interest therein;

(c) mechanics’, material suppliers’, workers’, repairers’, employees’, air traffic control’s, airport authority’s or other like Liens arising by operation of law in the ordinary course of the Grantor’s business for amounts that are not overdue for more than sixty (60) days or are being contested in good faith by appropriate proceedings, so long as such proceedings do not involve, any material risk of the sale, forfeiture or loss of any Airframe, Engine or Propeller, or any interest therein;

(d) Liens arising out of any judgment or award against the Grantor with respect to which an appeal or proceeding for review is being prosecuted in good faith, unless the judgment secured shall not, within sixty (60) days after the entry thereof, have been discharged, vacated, reversed or execution thereof stayed pending appeal or shall not have been discharged, vacated or reversed within sixty (60) days after the expiration of such stay;

(e) salvage or similar rights of insurers under policies required to be maintained by the Grantor under Section 3.5 hereof;

(f) any other Lien with respect to which the Grantor shall have provided a bond or other security in an amount and under terms reasonably satisfactory to the Secured Party; and

(g) any Lien approved in writing by the Secured Party.

Liens described in clauses (a) through (h) above are referred to herein as “Permitted Liens”. The Grantor will promptly, at its own expense, take (or cause to be taken) such actions as may be necessary duly to discharge any Lien not excepted above if the same shall arise at any time.

Section 3.2 Possession. The Grantor will not, without the prior written consent of the Secured Party, which consent will not be unreasonably withheld or delayed, lease or otherwise in any manner deliver, transfer or relinquish possession of any Airframe, any Engine or any Propeller or install any Engine, or any Propeller or permit any Engine or any Propeller to be installed on any airframe other than the Airframe; provided that so long as no Event of Default shall have occurred and be continuing, the Grantor may, without the prior written consent of the Secured Party:

(a) deliver possession of any Airframe, any Engine or any Propeller to the manufacturer thereof (or for delivery thereto) or to any Person (or for delivery thereto), for testing, service, repair, maintenance or overhaul work on the Airframe(s), Engine(s), or Propeller(s) or, to the extent required or permitted by the terms hereof, for alterations or modifications in or additions to the Airframe(s), Engine(s) or Propeller(s);

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(b) install an Engine or Propeller on an airframe owned by the Grantor, leased to the Grantor, or owned or purchased by the Grantor subject to a conditional sale or other security agreement, provided that (a) such airframe is free and clear of all Liens, except (i) in the case of airframes leased to the Grantor or owned or purchased by the Grantor subject to a conditional sale or other security agreement, the rights of the parties to the lease or conditional sale agreement or other security agreement covering such airframe, or their respective assignees, and (ii) Permitted Liens, and (b) any such lease, conditional sale or other security agreement provides that such Engine or Propeller shall not become subject to the lien of such lease, conditional sale or other security agreement, notwithstanding the installation thereof on such airframe, and the inclusion in such agreement of a provision similar to the last paragraph of this Section 3.2 shall satisfy such requirement;

(c) subject any Airframe ,any Engine or any Propeller to the Civil Reserve Air Fleet Program and transfer possession of the Airframe, any Engine or any Propeller to the United States of America or any instrumentality or agency thereof pursuant to the Civil Reserve Air Fleet Program, so long as the Grantor shall (i) promptly notify the Secured Party upon subjecting the Airframe, any Engine or any Propeller to the Civil Reserve Air Fleet Program in any contract year and provide the Secured Party with the name and address of the Contracting Office Representative for the Air Mobility Command of the United States Air Force to whom notices must be given, and (ii) promptly notify the Secured Party upon transferring possession of any Airframe, any Engine or Propeller to the United States of America or any agency or instrumentality thereof pursuant to such program;

(d) transfer possession of any Airframe, any Engine or any Propeller to the United States of America or any instrumentality or agency thereof pursuant to a contract, a copy of which shall be provided to the Secured Party; or

(e) fly to or otherwise transport or transfer any Airframe, any Engine or any Propeller to any country or state government that is not a party to or otherwise bound by the terms of the Cape Town Convention.

Section 3.3 Registration and Maintenance; Re-registration; Operation; Replacement of Parts; Pooling of Parts; Alterations, Modifications and Additions.

(a) Registration. The Grantor shall cause (i) each Airframe to remain duly registered in the civil aircraft register of the FAA, (ii) this Aircraft Mortgage to be duly recorded and, at all times thereafter, to be maintained of record with the FAA (or such other register) as a first priority and perfected mortgage on each Airframe and each of the Engines and Propeller, and (iii) the International Interest in each Airframe and each Engine constituted by this Aircraft Mortgage to be duly registered on the International Registry as a first priority International Interest. Notwithstanding anything in this Section 3.3(a) to the contrary, the Grantor shall not be required to register any Airframe, or to record this Aircraft Mortgage or register the International Interest constituted hereby with respect to any Airframe, Engine or Propeller, that is, or shall hereafter become, Non-operational Equipment; provided, that not less than 30 days prior to initiating a request for cancellation of the registration of any such Airframe, Engine or Propeller the Grantor shall furnish to the Secured Party a certificate signed by a duly authorized officer of the Grantor (i) identifying such Airframe, Engine or Propeller and (ii) certifying that such Airframe, Engine or Propeller has been permanently removed from service. The Grantor shall give the Secured Party

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notice within 90 days following the date any Airframe, Engine or becomes Non-operational Equipment. The Grantor covenants and agrees that it will not execute or deliver an FAA Irrevocable De-Registration and Export Request Authorization in favour of any Person other than the Secured Party and that upon a request from the Secured Party shall provide the same to Secured Party in its name (or the name of any designee) as authorized party with respect to each Aircraft.

(b) Maintenance. The Grantor, at its own cost and expense, shall maintain, service, repair, and overhaul (or cause to be maintained, serviced, repaired, and overhauled) each Airframe, Engine and Propeller so as to keep such Airframe, Engine and Propellerin as good an operating condition as when initially subjected to the Lien hereof and, in the case of an Airframe, in such condition as may be necessary to enable the airworthiness certification for the Airframe to be maintained in good standing at all times (other than temporary periods of storage in accordance with its approved maintenance and storage program or during maintenance, repair, overhaul or modification permitted hereunder). The Grantor shall maintain or cause to be maintained in the English language all records, logs and other materials required to be maintained in respect of each Airframe, Engine and Propeller by the FAA or the applicable regulatory agency or body of any other jurisdiction in which the Airframe may then be registered. The provisions of this Section 3.3(b) shall not apply to any Airframe, Engine or Propeller that is, or shall hereafter become, Non-operational Equipment.

(c) Operation. The Grantor will not cause or permit any Airframe, Engine or Propeller to be maintained, used, serviced, repaired, overhauled or operated in violation of any law, rule, regulation, treaty, or order of any government or governmental authority (domestic or foreign) having jurisdiction, or in violation of any airworthiness certificate, license or registration relating to the Airframe, such Engine or such Propeller issued by any such authority, except to the extent that the Grantor is contesting in good faith the validity or application of any such law, rule, regulation or order in any reasonable manner that does not adversely affect the first priority Lien of this Aircraft Mortgage and does not involve any material risk of sale, forfeiture or loss of any Airframe, Engine or Propeller. The Grantor will not cause or permit any Airframe, Engine or Propeller to be operated, located or flown in or to any war zone or any area of threatened or recognized hostility unless covered by war risk insurance in accordance with Section 3.5 or in any area excluded from coverage by any insurance required to be maintained by the terms of Section 3.5 (or any indemnity issued in lieu thereof); provided, however, that the failure of the Grantor to comply with the provisions of this sentence shall not give rise to an Event of Default where such failure is an extraordinary occurrence attributable to a hijacking, medical emergency, equipment malfunction, weather condition, navigational error or other similar event beyond the reasonable control of the Grantor.

(d) Replacement of Parts. The Grantor will promptly replace or cause to be replaced all Parts which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, except if the Airframe, an Engine or a Propeller to which a Part relates has suffered an Event of Loss. In addition, the Grantor may, at its own cost and expense, remove in the ordinary course of maintenance, service, repair, overhaul or testing, any Parts, whether or not worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use, provided that the Grantor will, at its own cost and expense, replace such Parts as promptly as practicable. Except as otherwise provided in Section 3.3(e), all Parts at any time removed from any Airframe, Engine or Propeller shall remain the property of the Grantor subject to the Lien of

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this Aircraft Mortgage, no matter where located, until such time as such Parts shall be replaced by parts which meet the requirements for replacement parts specified above. Upon any replacement part becoming incorporated or installed in or attached to an Airframe, Engine or Propeller, without further act (i) such replacement part shall become subject to the Lien of this Aircraft Mortgage and be deemed a Part for all purposes hereof to the same extent as the Parts originally incorporated or installed in or attached to such Airframe, such Engine or such Propeller and (ii) the replaced Part shall be free and clear of all rights of the Secured Party, and shall no longer be subject to the Lien of this Aircraft Mortgage or deemed a Part hereunder. Notwithstanding anything in this Section 3.3(d) to the contrary, the Grantor shall not be required to replace any Parts of an Airframe, Engine or Propeller that is, or shall hereafter become, Non-operational Equipment.

(e) Alterations, Modifications and Additions. The Grantor will make (or cause to be made) such alterations, modifications and additions to the Airframes, Engines and Propeller as may be required to meet applicable FAA standards. In addition, the Grantor may from time to time make such alterations and modifications in and additions to any Airframe, Engine or Propeller as the Grantor may deem desirable in the proper conduct of its business, including removal of Parts which the Grantor deems to be obsolete or no longer suitable or appropriate for use on an Airframe, Engine or Propeller; provided that no such alteration, modification, removal or addition impairs the condition or airworthiness of such Airframe, Engine or Propeller, or diminishes the value, utility and remaining useful life of such Airframe, Engine or Propeller below the value, utility or remaining useful life thereof immediately prior to such alteration, modification, removal or addition, assuming that such Airframe, Engine or Propeller is in the condition required hereunder. All parts incorporated or installed in or attached or added to an Airframe, Engine or Propeller as the result of such alteration, modification or addition (except those parts which the Grantor has leased from others and Parts which may be removed by the Grantor pursuant to the next sentence) (the “Additional Part” or “Additional Parts”) shall, without further act, become subject to the Lien of this Aircraft Mortgage. Notwithstanding the foregoing, the Grantor may remove any Additional Part, provided that such Additional Part (i) is in addition to, and not in replacement of or substitution for, any Part incorporated or installed in or attached to any Airframe, Engine or Propeller at the time it was initially subjected to the Lien hereof or any Part in replacement of or substitution for any such Part, (ii) is not required to be incorporated or installed in or attached or added to any Airframe, any Engine or any Propeller pursuant to the terms of Section 3.3(b) hereof or the first sentence of this Section 3.3(e), and (iii) can be removed from such Airframe, Engine or Propeller without impairing the airworthiness of such Airframe, Engine or Propeller or diminishing the value, utility and remaining useful life of such Airframe, Engine or Propeller which such Airframe, Engine or Propeller would have had at such time had such alteration, modification or addition not occurred. Upon the removal thereof as provided above, such Additional Parts shall be deemed free of the Lien of this Aircraft Mortgage. Notwithstanding anything in this Section 3.3(e) to the contrary, the Grantor may remove and shall not be required to replace any Parts of an Airframe, Engine or Propeller that is, or shall hereafter become, Non-operational Equipment.

Section 3.4 Event of Loss With Respect to an Airframe Engine and/or Propeller; Replacement Airframes, Engines and Propellers.

(a) Event of Loss with Respect to an Airframe, Engine and/or Propeller. Upon the occurrence of an Event of Loss with respect to an Airframe, or an Airframe and the Engines/Propellers and/or engines/propellers then installed thereon, the Grantor shall forthwith upon having knowledge of the same after such occurrence give the Secured Party written notice

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of such Event of Loss but in any event within 5 Business Days of the definitive determination of such occurrence and, so long as no Event of Default shall have occurred and be continuing, the Grantor may within sixty (60) days after the Grantor has knowledge of such occurrence, notify the Secured Party that it will replace such Airframe or Airframe, Engines and Propellers; provided, that if the Grantor does not provide such notice, then (i) if required by the Operative Agreements, the Grantor shall, on the Business Day next following the earlier of (x) the 90th day following the occurrence of such Event of Loss and (y) the third Business Day following the receipt of the insurance proceeds in respect of such Event of Loss, pay or cause to be paid to the Secured Party such insurance proceeds for application in accordance with the provisions of the Loan Agreement, or (ii) if no such application is so required, such insurance proceeds shall be retained by the Grantor. If an Event of Default has occurred and is continuing, the terms of Section 7.3 of the Loan Agreement shall control.

(b) Replacement Airframes, Engines and Propellers. Subject to the terms of Section 7.3 of the Loan Agreement, if the Grantor elects to replace an Airframe, Engine and/or Propeller subject to an Event of Loss, it will, within one hundred eighty (180) days following the occurrence of such Event of Loss, convey or cause to be conveyed to the Grantor, as replacement for the Airframe, Engine and/or Propeller with respect to which such Event of Loss occurred, title to another airframe, engine or propeller of the same or an improved model and (in the case of an engine) suitable for installation and use on an Airframe) or a replacement model reasonably satisfactory to the Secured Party free and clear of all Liens (other than Permitted Liens) being in as good an operating condition as (subject to maintenance permitted or required by this Aircraft Mortgage), the Airframe, Engine(s) and/or Propeller(s) subject to such Event of Loss, assuming such Airframe, Engine and/or Propeller was maintained in accordance with the provisions of this Aircraft Mortgage. Prior to or at the time of any such conveyance, the Grantor will (A) furnish or cause to be furnished to the Secured Party a bill of sale (with full warranty of title), in form and substance reasonably satisfactory to the Secured Party, with respect to such Replacement Airframe or Replacement Engine/Propeller, (B) cause a supplement to this Aircraft Mortgage (“Aircraft Mortgage Supplement”) with respect to such Replacement Airframe or Replacement Engine/Propeller to be duly executed and, to the extent necessary or advisable, filed for recording pursuant to applicable law of the jurisdiction in which the Airframe (or, in the case of a Replacement Engine/Propeller, the Engine/Propeller which such Replacement Engine/Propeller replaces is registered) and, if different, in the jurisdiction of incorporation of the Grantor, (C) furnish a certificate signed by a duly authorized officer of the Grantor stating with respect to any Replacement Airframe or Replacement Engine/Propeller that on the date of the Aircraft Mortgage Supplement relating to the Replacement Airframe or Replacement Engine/Propeller the Grantor will be the owner of such Replacement Airframe or Replacement Engine/Propeller free and clear of all Liens except Permitted Liens, and (D) furnish the Secured Party with such evidence of compliance with the insurance provisions of Section 3.5 hereof with respect to such Replacement Airframe or Replacement Engine/Propeller as the Secured Party may reasonably request. Upon compliance by the Grantor with all of the terms of this Section 3.4(b) such Airframe, Engine or Propeller shall thereupon cease to be an Airframe, Engine or Propeller secured hereunder. For all purposes hereof, each such Replacement Airframe or Replacement Engine/Propeller shall, after such conveyance, be deemed an “Airframe” or an “Engine”/”Propeller”) hereunder, as applicable.

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Section 3.5 Insurance.

(a) Liability Insurance. The Grantor shall at all times carry and maintain or cause to be carried and maintained, with insurers of recognized responsibility, comprehensive airline liability insurance, including third party and passenger legal liability, bodily injury liability, war risk and allied perils liability, property damage liability, and contractual liability (exclusive of manufacturer’s product liability insurance) with respect to the Airframes, Engines and Propellers (A) in an amount per occurrence not less than the amount carried by the Grantor as of the date hereof, and (B) of the type and of a scope maintained by the Grantor as of the date hereof.

(b) Insurance Against Loss or Damage. The Grantor shall at all times carry and maintain or cause to be carried and maintained, with insurers of recognized responsibility, (x) “all risk” aircraft hull insurance covering the Airframes and installed Engines/Propellers (or engines/propellers), (y) fire, transit and extended coverage of the Engines/Propellers and Parts while removed from an Airframe, Engine or Propeller, and (z) war risk and allied perils insurance, including governmental confiscation and expropriation and hijacking insurance, to the fullest extent available. In the case of a loss with respect to an engine/propeller (other than an Engine/Propeller) installed on an Airframe, the Secured Party shall hold any payment received by it of any hull insurance proceeds in respect of such loss for account of the Grantor or any other third party to the extent the Grantor or such third party is entitled to receive such proceeds.

Except during a period when an Event of Default has occurred and is continuing (in which case all losses will be adjusted by the loss payee), all losses will be adjusted with the insurers by the Grantor (giving due regard to the interest of the Secured Party). It is agreed that all insurance payments received under insurance policies required to be maintained by the Grantor pursuant to this Section 3.5(b) as the result of the occurrence of an Event of Loss will be applied as follows:

(A) if such payments are received with respect to an Airframe, Engine or Propeller under the circumstances contemplated by Section 3.4(b) hereof, such payments shall be paid over to, or retained by, the Grantor, provided that the Grantor shall have fully performed or, concurrently therewith, will fully perform the terms of Section 3.4(b) with respect to the Event of Loss for which such payments are made; and

(B) in all other cases, such payments shall be applied to the Secured Obligations, if required in accordance with the provisions of the Operative Agreements or, if no such application is so required, retained by the Grantor.

(c) Application of Payments During Existence of Event of Default. Any amount referred to in this Section 3.5 which is payable to or retainable by or to be held for the benefit of the Grantor shall not be paid to or retained by or held for the benefit of the Grantor if at the time of such payment or retention any Event of Default shall have occurred and be continuing, but shall be held by or paid over to the Secured Party as security for the obligations of the Grantor under this Aircraft Mortgage and, if the Secured Party shall have declared this Aircraft Mortgage to be in default, applied against the Grantor’s obligations hereunder as and when due. At such time as there shall not be continuing any such Event of Default, such amount shall be paid to the Grantor to the extent not previously applied in accordance with the preceding sentence.

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(d) Terms of Insurance Policies. Any policies carried in accordance with Section 3.5(a) or Section 3.5(b), and any policies taken out in substitution or replacement for any such policies, as applicable, (1) shall name the Additional Insureds as additional insureds, as their interests may appear, (2) shall name the Secured Party as loss payee to the extent provided in clause (11) below, (3) shall provide that if the insurers cancel such insurance for any reason whatsoever, or if any material change is made in the insurance which adversely affects the interest of any Additional Insured, such cancellation or change shall not be effective as to the Additional Insureds for 30 days after receipt by (but, in the case of war risk Insurance, 7 days (or such other period as shall be available) after sending to) the Additional Insureds of written notice by such insurers of such cancellation or change, (4) shall provide that in respect of the Additional Insureds’ respective interests in such policies the insurance shall not be invalidated by any action or inaction of the Grantor and shall insure the respective interests of the Additional Insureds regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Grantor, (5) shall be primary without any right of contribution from any other insurance which is carried by any Additional Insured, (6) shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if a separate policy covered each insured, (7) shall waive any right of subrogation of the insurers or any right of the insurers to set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any Additional Insured but only to the extent of the indemnities provided hereunder, (8) shall provide that losses shall be adjusted with the Grantor (or, if any Event of Default shall have occurred which is continuing, with the Secured Party), (9) shall provide that the Additional Insureds are not liable for any insurance premiums, (10) shall provide that the insurers agree to waive any right of set-off, counterclaim or other deduction against any Additional Insured (except in respect of outstanding premium in respect of the relevant Airframe, Engine or Propeller), (11) shall provide that if an Event of Default shall have occurred and be continuing and the insurers have been notified thereof by the Secured Party, all payments of loss shall be paid to the Secured Party, and (12) shall contain a 50/50 clause as per AVS 103.

(e) With respect to any Airframe, Engine or Propeller that is on the ground and not in operation, including any Airframe engine/propeller that is, or shall hereafter become, Non-operational Equipment, the Grantor may carry or cause to be carried, in lieu of the insurance required by Section 3.5(a) and Section 3.5(b), insurance of the type and of a scope consistent with industry practice for similarly situated carriers.

SECTION 4. REMEDIES UPON AN EVENT OF DEFAULT

Section 4.1 Remedies with Respect to Collateral.

(a) Remedies Available. Upon the occurrence of an Event of Default and at any time thereafter so long as the same shall be continuing, the Secured Party may do one or more of the following to the extent permitted by, and subject to compliance with the mandatory requirements of, applicable law then in effect:

(A) demand the Grantor, upon the written demand of the Secured Party, at the Grantor’s expense, to deliver promptly, and the Grantor shall deliver promptly, all or such part of the Airframes, Engines or Propellers and related Aircraft Documents as the Secured Party may so demand to the Secured Party or its designee or, the Secured Party, at its option, may enter upon the premises where all or any part of any Airframe, Engine or Propeller and related Aircraft Documents is located and take immediate possession of and remove the same by summary proceedings or otherwise; and/or

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(B) sell all or any part of the Airframes, Engines or Propellers at public or private sale, whether or not the Secured Party shall at the time have possession thereof, as the Secured Party may determine, or otherwise dispose of, hold, use, operate, lease to others or keep idle all or any part of the Airframes, Engines or Propellers as the Secured Party may determine, all free and clear of any rights or claims of the Grantor, and the proceeds of such sale or disposition shall be applied in the order of priorities set forth in the Loan Agreement; and/or

(C) exercise any other remedy of a secured party under the UCC of the State of New York (whether or not in effect in the jurisdiction in which enforcement is sought), under the law of the jurisdiction where an Airframe, Engine or Propeller is registered or located or under the Cape Town Convention, or pursue any other remedy available at law.

Upon every taking of possession of Collateral under this Section 4.1, the Secured Party may from time to time, at the expense of the Collateral, make all such expenditures for maintenance, insurance, repairs, replacements, alterations, additions and improvements to and of the Collateral, as it may reasonably deem proper. In each such case, the Secured Party shall have the right to maintain, use, operate, store, lease, control or manage the Collateral and to exercise all rights and powers of the Grantor relating to the Collateral in connection therewith, as the Secured Party shall deem best, including the right to enter into any and all such agreements with respect to the maintenance, insurance, use, operation, storage, leasing, control, management or disposition of the Collateral or any part thereof as the Secured Party may reasonably determine; and the Secured Party shall be entitled to collect and receive directly all tolls, rents, revenues, issues, income, products and profits of the Collateral and every part thereof. Such tolls, rents, revenues, issues, income, products and profits shall be applied to pay the expenses of use, operation, storage, leasing, control, management or disposition of the Collateral, and of all maintenance, repairs, replacements, alterations, additions and improvements, and to make all payments which the Secured Party may be required or may elect to make, if any, for Taxes (as defined in the Loan Agreement), insurance or other proper charges assessed against or otherwise imposed upon the Collateral or any part thereof, and all other payments which the Secured Party may be required or expressly authorized to make under any provision of this Aircraft Mortgage, and shall otherwise be applied in accordance with the Loan Agreement.

If an Event of Default shall have occurred and be continuing and the Secured Party shall be entitled to exercise remedies hereunder, at the written request of the Secured Party the Grantor shall promptly execute and deliver to the Secured Party such instruments of title and other documents as the Secured Party may deem necessary or advisable to enable the Secured Party or an agent or representative designated by the Secured Party, at such time or times and place or places as the Secured Party may specify, to obtain possession of all or any part of the Collateral to which the Secured Party shall at the time be entitled hereunder. In addition, following the occurrence and during the continuance of an Event of Default, the Grantor agrees, upon demand by the Secured Party, immediately to provide its consent to the International Registry for the discharge of any registration of an International Interest with respect to any Airframe, Engine or Propeller made with the International Registry. If the Grantor shall for any reason fail to execute and deliver such instruments and documents after such written request by the Secured Party, the Secured Party may obtain a judgment conferring on the Secured Party the right to immediate possession and requiring the Grantor to execute and deliver such instruments and documents to the Secured Party, to the entry of which judgment the Grantor hereby specifically consents to the fullest extent it may lawfully do so.

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(b) Notice of Sale. The Secured Party shall give the Grantor at least ten (10) Business Days’ prior notice of any public sale or of the date on or after which any private sale will be held, which notice the Grantor hereby agrees to the extent permitted by applicable law is reasonable notice.

Section 4.2 Remedies Cumulative. To the extent permitted by applicable law, each and every right, power and remedy herein specifically given to the Secured Party or otherwise in this Aircraft Mortgage shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity, by statute or by the Operative Agreements, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Secured Party, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Secured Party in the exercise of any right, remedy or power or in the pursuit of any remedy shall, to the extent permitted by applicable law, impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Grantor or to be an acquiescence therein.

Section 4.3 Discontinuance of Proceedings. In case the Secured Party shall have instituted any proceeding to enforce any right, power or remedy under this Aircraft Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Secured Party, then and in every such case the Grantor and the Secured Party shall, subject to any determination in such proceedings, be restored to their former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Secured Party shall continue, as if no such proceedings had been undertaken (but otherwise without prejudice).

Section 4.4 Sale by Secured Party is Binding. Any sale or other conveyance of an Airframe, Engine or Propeller or any interest therein by the Secured Party made pursuant to the terms of this Aircraft Mortgage shall bind the Grantor, and shall be effective to transfer or convey all right, title and interest of the Secured Party and the Grantor in and to such Airframe, Engine or Propeller or such interest therein. No purchaser or other grantee shall be required to inquire as to the authorization, necessity, expediency or regularity of such sale or conveyance or as to the application of any sale or other proceeds with respect thereto by the Secured Party.

SECTION 5. MISCELLANEOUS

Section 5.1 Termination of Aircraft Mortgage. Upon payment in full of the Secured Obligations and the expiration of any obligation of the Secured Party and the Lender to extend credit accommodations to the Grantor (in each case other than inchoate indemnification obligations), this Aircraft Mortgage shall terminate and this Aircraft Mortgage shall be of no further force or effect. Upon such termination, the Secured Party shall, upon the written request of the Grantor, execute and deliver to, or as directed in writing by, and at the expense of, the Grantor an appropriate instrument or instruments (in due form for recording) releasing, without

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recourse, representation or warranty, the Airframes, Engines and Propellers and the balance of the Collateral from the Lien of this Aircraft Mortgage and discharging from the International Registry the registration of the International Interest created by this Aircraft Mortgage (and any other registered interests in the Airframes, Engines and Propellers in favour of Secured Party).

Section 5.2 Indemnity. The Grantor shall indemnify and hold the Secured Party harmless from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) arising or resulting from this Agreement and the Lien hereby created (including enforcement of this Agreement) or the Secured Party’s actions pursuant hereto, except claims, losses or liabilities resulting from the Secured Party’s gross negligence or wilful misconduct as determined by a final judgment of a court of competent jurisdiction. Any liability of the Grantor to indemnify and hold the Secured Party harmless pursuant to the preceding sentence shall be part of the Obligations. The Grantor’s obligations under this Section shall survive any termination of this Agreement.

Section 5.3 Further Assurances. The Grantor will, at the Grantor’s expense, take all such action and do all such things as the Secured Party may from time to time reasonably require so as to establish, maintain, perfect, preserve, and/or protect the rights of the Secured Party under or in relation to this Aircraft Mortgage, each Lien created (or intended to be created) by this Aircraft Mortgage and/or the priority (or intended priority) of each such Lien.

Section 5.4 Amendments, Etc. This Aircraft Mortgage shall not be amended or modified except by an instrument in writing of even date herewith or subsequent hereto executed by each of the parties hereto through its duly authorized representative.

Section 5.5 Benefit of Aircraft Mortgage. Nothing in this Aircraft Mortgage, whether express or implied, shall be construed to give to any Person other than the Grantor and the Secured Party any legal or equitable right, remedy or claim under or in respect of this Aircraft Mortgage.

Section 5.6 Notices. Any notice or other communication to any party in connection with this Aircraft Mortgage shall be in writing and shall be sent by manual delivery, email transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address on the signature pages hereto, or at such other address as such party specifies to the other parties hereto in writing. All periods of notice shall be measured from the date of delivery if manually delivered, from the date of sending if sent by email transmission, from the first business day after the date of sending if sent by overnight courier or from four days after the date of mailing if mailed.

Section 5.7 Severability. Should any one or more provisions of this Aircraft Mortgage be determined to be illegal or unenforceable by a court of any jurisdiction, such provision shall be ineffective to the extent of such illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, to the extent permitted by applicable law.

Section 5.8 Separate Counterparts. This Aircraft Mortgage may be executed in any number of counterparts (and each of the parties hereto shall not be required to execute the same counterpart). Each counterpart of this Aircraft Mortgage including a signature page executed by each of the parties hereto shall be an original counterpart of this Aircraft Mortgage, but all of such counterparts together shall constitute one instrument.

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Section 5.9 Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the Grantor and its successors and permitted assigns, and the Secured Party and its successors and permitted assigns.

Section 5.10 Headings. The headings of the various Sections herein and in the table of contents hereto are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

Section 5.11 Governing Law and Construction. This Aircraft Mortgage shall be interpreted and construed in accordance with and governed by the laws of the State of Montana, without regard to its law governing choice of law or conflict of law, except as otherwise provided. GRANTOR AND SECURED PARTY EACH HEREBY CONSENT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF MONTANA IN CONNECTION WITH ANY CONTROVERSY INVOLVING OR RELATED TO ANY OF THE LOAN DOCUMENTS, WAIVE ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT, AND AGREE THAT ANY LITIGATION INITIATED BY IT OR ON ITS BEHALF AGAINST THE SECURED PARTY IN CONNECTION WITH THIS AIRCRAFT MORTGAGE SHALL BE VENUED IN EITHER OF THE DISTRICT COURT OF GALLATIN COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MONTANA. In the event of a dispute regarding this Aircraft Mortgage or the enforcement thereof, the prevailing party may be awarded reasonable fees and court costs by any court of competent jurisdiction, to be paid by the non-prevailing party.

GRANTOR ACKNOWLEDGES THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED AND THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY A JURY MAY EXCEED THE TIME AND EXPENSE REQUIRED FOR TRIAL WITHOUT A JURY. GRANTOR, AFTER CONSULTING (OR AFTER HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF GRANTOR’S CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF SECURED PARTY AND GRANTOR, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO THIS AIRCRAFT MORTGAGE OR ANY RELATED AGREEMENTS OR OBLIGATIONS HEREUNDER. GRANTOR HAS READ ALL OF THIS AIRCRAFTR MORTGAGE AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AIRCRAFT MORTGAGE. GRANTOR ALSO AGREES THAT COMPLIANCE BY SECURED PARTY WITH THE EXPRESS PROVISIONS OF THIS AIRCRAFT MORTGAGE SHALL CONSTITUTE GOOD FAITH AND SHALL BE CONSIDERED REASONABLE FOR ALL PURPOSES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Aircraft Mortgage to be duly executed by their respective duly authorized officers on the day and year first above written.

BRIDGER AVIATION SERVICES, LLC, a
Delaware limited liability company

By:
Name: Timothy Sheehy
Title: Authorized Signatory

Address:	Bridger Aviation Services, LLC
250 Fillmore Street;
Suite 150
Denver, CO 80206

Attention:	James Muchmore
Email: james@bridgeraerospace.com

[SIGNATURE PAGE TO AIRCRAFT MORTGAGE AND SECURITY AGREEMENT]

ROCKY MOUNTAIN BANK, as Secured
Party

By:
Name: Bob Gieseke
Title: Senior Vice President

Address:	Rocky Mountain Bank
2901 West Main Street
Bozeman, Montana 59715

Attention: Bob Gieseke
Fax: 406-556-7605
Email: Bgieseke@rmbank.com

With copies to:

Dorsey & Whitney, LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402

Attention: Peter T. Nelson
Fax: (612) 677-3326

[SIGNATURE PAGE TO AIRCRAFT MORTGAGE AND SECURITY AGREEMENT]

ANNEX A TO SECURITY AGREEMENT

DEFINITIONS

“Additional Insured” means the Secured Party and any Lender from time to time party to the Loan Agreement.

“Aircraft Documents” has the meaning given such term in Section 2.1(c) hereof.

“Aircraft Mortgage Supplement” has the meaning given such term in Section 3.4(b) hereof.

“Airframe” has the meaning given such term in Section 2.1(a) hereof.

“Cape Town Convention” means the official English language texts of the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment that were signed in Cape Town, South Africa.

“Civil Reserve Air Fleet Program” means the Civil Reserve Air Fleet Program, currently administered by the United States Air Force Military Command pursuant to Executive Order No. 11490, as amended, or any substantially similar program.

“Collateral” has the meaning given such term in Section 2.1 hereof.

“Loan Agreement” has the meaning set forth in the recitals hereto.

“Dollars” and “$” means the lawful currency of the United States of America.

“Engine” has the meaning given such term in Section 2.1(a) hereof.

“Event of Default” has the meaning set forth in the Loan Agreement.

“Event of Loss” with respect to an Airframe, Engine or Propeller means any of the following events with respect to such property:

(i) the loss of such property or the use thereof due to the destruction of or damage to such property that renders repair uneconomic or that renders such property permanently unfit for normal use by the Grantor for any reason whatsoever;

(ii) any damage to such property that results in an insurance settlement with respect to such property on the basis of a total loss, or a constructive or compromised total loss;

(iii) the theft or disappearance of such property, or the confiscation, condemnation or seizure of, or requisition of title to, or use of, such property by any governmental or purported governmental authority (other than a requisition for use by the United States government, or any agency or instrumentality of any thereof) which in the case of any event referred to in this clause (iii) (other than a requisition of title) shall have resulted in the loss of possession of such property by the Grantor for a period in excess of 90 consecutive days or, if earlier, the date on which the Grantor has confirmed to the Secured Party in writing that it cannot recover such property; and

(iv) any divestiture of title to an Engine/Propeller treated as an Event of Loss pursuant to the terms hereof.

“FAA” means the United States Federal Aviation Administration, and any agency or instrumentality of the United States government succeeding to its functions.

“Guaranty” has the meaning set forth in the recitals hereto.

“International Interest” has the meaning specified in the Cape Town Convention.

“International Registry” has the meaning specified in the Cape Town Convention.

“Lender” has the meaning set forth in the recitals hereto.

“Lien” means any lien (statutory or otherwise), security interest or other charge or encumbrance of any kind, including any interest registered with the International Registry, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.

“Non-operational Equipment” means an Airframe, Engine or Propeller that has been removed from service and is not being (and is not expected to be) operated by the Grantor (or any other Person) for flights in the normal and ordinary course of its business, and includes, without limitation, any Airframe, Engine or Propeller that is in the process of being disassembled and used for spare parts.

“Operative Agreements” means the Loan Agreement, the Security Agreement, the Note, this Aircraft Mortgage and each other Loan Document to which the Grantor is a party.

“Parts” means any and all appliances, parts, instruments, appurtenances, accessories, furnishings, and other equipment of whatever nature (other than (i) complete Engines/Propellers or engines/propellers, (ii) any items leased by the Grantor from a third party) that may from time to time be incorporated or installed in or attached to any Airframe, Engine or Propeller.

“Permitted Liens” has the meaning given such term in Section 3.1 hereof.

“Person” means an individual, partnership, corporation, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Propeller” has the meaning given such term in Section 2.1(a) hereof.

“Secured Obligations” means (i) all obligations of the Grantor under the Loan Agreement, (ii) all liabilities and obligations or the Grantor under this Aircraft Mortgage and the other Operative Agreements to which it is a party, and (iii) all obligations of the other Loan Parties (as defined in the Loan Agreement) under the Loan Documents to which they are a party, in all of the foregoing cases whether due or to become due and whether now existing or hereafter arising or incurred.

SCHEDULE 1 TO SECURITY AGREEMENT

DESCRIPTION OF AIRFRAMES, ENGINES AND PROPELLERS

AIRFRAMES

Manufacturer	Model	Registration No.	Manufacturer’s Serial No.

Quest Aircraft	KODIAK 100	N199KQ	100-0199
Company, LLC*

QuestAircraft	KODIAK 100	N200KQ	100-0200
Company, LLC*

QuestAircraft	KODIAK 100	N203KQ	100-0203
Company, LLC*

QuestAircraft	KODIAK 100	N220KQ	100-0220
Company, LLC*

*	(described on the FAA Type Certificate Data Sheet as Daher Aircraft Design, LLC) (described as QUEST AIRCRAFT on the International Registry Manufacturer’s List).

ENGINES

Manufacturer	Model	Manufacturer’s Serial No.

PRATT & WHITNEY	PT6A-34**	PCE-RB1008 (described as serial
CANADA		number RB1008 on the International
Registry Manufacturer’s List)

PRATT & WHITNEY	PT6A-34**	PCE-RB1012 (described as serial
CANADA		number RB1012 on the International
Registry Manufacturer’s List)

PRATT & WHITNEY	PT6A-34**	PCE-RB1016 (described as serial
CANADA		number RB1016 on the International
Registry Manufacturer’s List)

PRATT & WHITNEY	PT6A-34**	PCE-RB1067 (described as serial
CANADA		number RB1067 on the International
Registry Manufacturer’s List)

**	(described as model PT6A SERIES on the International Registry Manufacturer’s List).

Each such engine being a jet propulsion aircraft engine with at least 1750 lbs of thrust or 550 or more rated take off horsepower or its equivalent.

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PROPELLERS

Manufacturer	Model	Manufacturer’s Serial No.

Hartzell Propeller Inc.	HC-E4N-3P	HH5248

Hartzell Propeller Inc.	HC-E4N-3P	HH5273

Hartzell Propeller Inc.	HC-E4N-3P	HH5269

Hartzell Propeller Inc.	HC-E4N-3P	HH5286

Each such propeller is capable of absorbing seven hundred fifty (750) or more rated takeoff shaft horsepower.

S-2